                                                                   EXHIBIT 1.2



                            STOCK PURCHASE AGREEMENT
                                 by and between
                             AT&T WIRELESS PCS LLC
                                      and
                               TELECORP PCS, INC.
                          Dated as of November __, 1999

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT, dated as of November __, 1999, by and between AT&T Wireless PCS LLC, a Delaware limited liability company (the "Investor") and
                                                                  --------
TeleCorp PCS, Inc., a Delaware corporation (the "Company").
                                                 -------

                             W I T N E S S E T H :
                             -------------------

          WHEREAS, the Investor is a stockholder of the Company; and

          WHEREAS, the Company has entered into an Underwriting Agreement (the

"Underwriting Agreement") to sell 7,800,000 shares of its Class A Voting Common
-----------------------
Stock, $.01 par value per share ("Class A Common Stock"), pursuant to a
                                  --------------------
registration statement on Form S-1 (as amended from time to time, the

"Registration Statement") filed with the Securities and Exchange Commission
-----------------------
under the Securities Act (the "IPO"), and may sell up to 1,170,000 additional
                               ---
shares of Class A Common Stock to the underwriters named in such Underwriting Agreement (the "Underwriters") pursuant thereto (the "Over-Allotment"); and
                ------------                          --------------

          WHEREAS, the Investor wishes to purchase 1,650,000 shares of Class A Common Stock (the "Firm Shares") and that number of shares (the "Over-allotment
                   -----------                                   --------------
Shares") equal to 21.22% of the Over-Allotment which the Underwriters
------
purchase, if applicable, up to 250,000 shares, all pursuant to the
Registration Statement (collectively, the "Shares"), and in addition to the
                                           ------
shares of Class A Common Stock that it is selling to the Underwriters, the Company wishes to sell the Shares to the Investor, all on the terms and subject to the conditions herein set forth.

          NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          For purposes of this Agreement:

          "Affiliate" means, with respect to any Person, any other Person that
           ---------
directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means
             -------                        -----------       ----------
the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

          "Agreement" means this Stock Purchase Agreement, as the same may be
           ---------
amended, modified or supplemented in accordance with the terms hereof.

          "Business Day" means any day other than a Saturday, Sunday or a legal
           ------------
holiday in New York, New York or any other day on which commercial banks in New York, New York are authorized by law or governmental decree to close.

          "Capital Stock" means any and all shares, interests, participations or
           -------------
other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or subscribe for any of the foregoing or any warrants, rights or options to purchase or subscribe for any such warrants, rights or options.

          "Claim" has the meaning set forth in Section 8.4(a).
           -----

          "Class A Common Stock" has the meaning set forth in the second
           --------------------
recital.

          "Closing" and "Closings" have the meanings set forth in Section 3.1.
           -------       --------

          "Closing Date" and "Closing Dates" have the meanings set forth in
           ------------       -------------
Section 3.1.

          "Company" has the meaning set forth in the preamble.
           -------

          "Confidential Information" means any and all information regarding the
           ------------------------
business, finances, operations, products, services and customers of the Person specified and its Affiliates, in written or oral form or in any other medium.

          "Consents" means all consents, including under the HSR Act, and
           --------
approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the parties hereto to consummate the Transactions and for the Company to operate its business after the Closing Date as currently contemplated.

          "Credit Agreement" means the agreement among the Company, the lenders
           ----------------
and the agents referred to therein, as of July 17, 1998, providing a credit facility having aggregate commitments of $525 million, as the same may be amended, modified or supplemented in accordance with the terms thereof.

          "Credit Documents" means the Credit Agreement and all agreements,
           ----------------
instruments and documents executed and delivered pursuant thereto, as the same may from time to time be amended, modified or supplemented in accordance with the terms thereof.

          "Firm Shares" has the meaning set forth in the third recital.
           -----------

          "Governmental Authority" means a Federal, state or local court,
           ----------------------
legislature, governmental agency (including, without limitation, the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
           -------
1976.

          "Indemnified Party" has the meaning set forth in Section 8.4(a).
           -----------------

          "Indemnifying Party" has the meaning set forth in Section 8.4(a).
           ------------------

          "Investor" has the meaning set forth in the preamble.
           --------

          "IPO" has the meaning set forth in the second recital.
           ---

          "IPO Date" means the date on which the Company closes its IPO.
           --------

          "IPO Price" means the price per share at which the Company's Class A
           ---------
Common Stock is sold to the Underwriters pursuant to the Underwriting Agreement.

          "Law" means applicable common law and any statute, ordinance, code or
           ---
other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

          "Lenders" has the meaning set forth in Section 7.2(c).
           -------

          "License" means a license, permit, certificate of authority, waiver,
           -------
approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge,
           ----
charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

          "Losses" has the meaning set forth in Section 8.2.
           ------

          "Material Adverse Effect" means a material adverse effect on the
           -----------------------
business, financial condition, assets, liabilities or results of operations or prospects of the Person specified.

          "New York Courts" has the meaning set forth in Section 10.5.
           ---------------

          "Over-allotment Shares" has the meaning set forth in the third
           ---------------------
recital.

          "Opinion of Counsel" means, with respect to any Person,  a legal
           ------------------
opinion of such Person's counsel substantially in the form and substance of the legal opinion rendered on behalf of such Person in connection with the consummation on July 17, 1998 of the transactions contemplated by the Securities Purchase Agreement by and among the Company and certain of its stockholders dated as of January 23, 1998.

          "Over-Allotment" has the meaning set forth in the second recital.
           --------------

          "Person" means an individual, corporation, partnership, limited
           ------
liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization, or other legal entity.

          "Purchase Price" shall have the meaning set forth in Section 2.1.
           --------------

          "Registration Statement" has the meaning set forth in the second
           ----------------------
recital.

          "Restated Certificate" means the Fifth Amended and Restated
           --------------------
Certificate of Incorporation of the Company.

          "Section 8.2 Indemnified Party" has the meaning set forth in Section
           -----------------------------
8.2.

          "Section 8.3 Indemnified Party" has the meaning set forth in Section
           -----------------------------
8.3.

          "Securities Act" means the Securities Act of 1933, as amended.
           --------------

          "Shares" has the meaning set forth in the third recital.
           ------

          "Stockholders' Agreement" means the Stockholders' Agreement, by and
           -----------------------
among the Company, the Investor, the Cash Equity Investors named therein and the other parties named therein, as stockholders, dated as of July 17, 1998, as amended by Amendment No. 1 dated as of March 30, 1999.

          "Subsidiary" shall mean, with respect to any Person, a corporation or
           ----------
other entity of which 50% or more of the voting power or the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

          "Transactions" means the transactions contemplated by this Agreement.
           ------------

          "Underwriters" has the meaning set forth in the second recital.
           ------------

          When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Unless the context otherwise requires, the terms defined hereunder shall have the meanings therein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of a gender herein shall be deemed to include the neuter, masculine and feminine genders whenever necessary or appropriate. Whenever the word "herein" or "hereof" is used in this Agreement, it shall be deemed to refer to this Agreement and not to a particular Section of this Agreement unless expressly stated otherwise.

                                  ARTICLE II

                        PURCHASE AND SALE OF SECURITIES
                        -------------------------------

2.1.    Investor Purchase.   Upon the terms and subject to the conditions hereof
        -----------------
and in reliance upon the representations, warranties and agreements herein contained, at each of the Closings, the Investor shall pay an amount equal to the number of Shares to be purchased at such Closing times the IPO Price to the Company (together, the "Purchase Price") in immediately available funds.
                        --------------

2.2.    Purchase and Sale of the Shares at Closing.  Upon the terms and subject
        ------------------------------------------
to the conditions hereof and in reliance upon the representations, warranties and agreements herein contained, at each of the Closings, in consideration of the applicable Purchase Price, the Company shall issue, sell and deliver to the Investor the number of Shares purchased by the Investor.

                                  ARTICLE III

                                    CLOSING

3.1.    Time and Place of Closing.  Upon the terms and subject to the conditions
        -------------------------
hereof, the closing of the Transactions shall occur at one or more closings (each, a "Closing" and together, the "Closings") at such places and times and on
          -------                     --------
such dates as the closings of the IPO, including the closing of the purchase of the Over-Allotment, if applicable (each, a "Closing Date" and together, the
                                            ------------
"Closing Dates").  Each Closing shall be deemed to have occurred as of 12:01
--------------
a.m. on such Closing Date.

3.2.    Closing Actions and Deliveries.  Upon the terms and subject to the
        ------------------------------
satisfaction or waiver by the appropriate parties, if applicable, of the conditions set forth in Article VII, to effect the purchase and sale of the Securities and consummate the other Transactions, the parties shall on each of the Closing Dates take the following actions:

(a)   Investor Purchase Price.  The Investor shall deliver to the Company by
      ------------------------
wire transfer of immediately available funds to the account designated by the Company on or prior to the Closing Date an amount equal to the applicable amount of the Purchase Price.

(b)   Delivery of the Shares.  The Company shall deliver to the Investor, a
      ----------------------
certificate, duly executed by authorized signatories of the Company, representing the applicable Shares.

(c)   Other Deliveries.  The parties shall execute and deliver or cause to be
      ----------------
executed and delivered all other documents, instruments, opinions and certificates contemplated by this Agreement to be delivered at the Closing or necessary and appropriate in order to consummate the Transactions contemplated to be consummated on the Closing Date.

3.3.    Closing Costs; Taxes and Fees.  The Company shall pay or cause to be
        -----------------------------
paid at the Closings or, if due prior to the Closings or thereafter, promptly when due, all transfer taxes (including sales taxes, gross receipts taxes, stamp taxes, and other taxes) payable solely as a result of the payment of the Purchase Price pursuant to this Agreement, but excluding any federal, state, local or other jurisdictional income taxes (or franchise, excise, gross receipts or other taxes that are generally imposed on a party on a periodic basis as a result of a party's status, presence, conduct of business, holding of assets, income, revenues, activities or other items).

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

          The Investor represents and warrants to the Company as follows:

4.1.    Organization, Power and Authority.

(a) The Investor is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) It has the requisite power and authority to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party.

(c) It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on it or materially adversely affect the Transactions.

(d) The execution and delivery of this Agreement by it and the consummation of the Transactions by it have been duly and validly authorized by its board of directors (or its equivalent governing body) and no other proceedings on its part which have not been taken (including, without limitation, approval of its members) are necessary to authorize this Agreement or to consummate the Transactions.

(e) This Agreement has been duly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

(f) As of the Closing Dates, after giving effect to the Transactions, it is not in breach of any obligation under this Agreement.

4.2.    Consents; No Conflicts.  Neither the execution, delivery and performance
        ----------------------
by it of this Agreement nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (c) require any Consent, other than under the HSR Act or the approval of its board of directors or members (which board and member approvals have been obtained), except in each case, where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions. To its knowledge, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions.

4.3.    Litigation.  There is no action, proceeding or investigation pending or,
        ----------
to its knowledge, threatened against it or any of its properties or assets that would be reasonably expected to have an adverse effect on its ability to consummate the Transactions to which it is a party or to fulfill its obligations under this Agreement or which seeks to prevent or challenge the Transactions.

4.4.    Brokers.  It has not employed any broker, finder or investment banker or
        -------
incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transactions.

4.5.    Investor Acknowledgments.  (a)  It is not relying on and acknowledges
        ------------------------
that no representation is being made by the Company or any of its officers, employees, Affiliates, agents or representatives, except for representations and warranties expressly set forth in this Agreement and information set forth in the Registration Statement, and, in particular, it is not relying on, and acknowledges that no representation is being made in respect of, (x) any projections, estimates or budgets delivered to or made available to them of future revenues, expenses or expenditures, or future results of operations and
(y) any other information or documents delivered or made available to it or its representatives, except for representations and warranties expressly set forth in this Agreement, information set forth in the Registration Statement, and such information and documents obtained by it as a stockholder of the Company and through its representatives who serve as members of the Company's board of directors, as the case may be.

(b) In deciding to invest in the Company, it has relied exclusively on the representations and warranties expressly set forth in this Agreement, and the investigations made by itself and its representatives and its and such representatives' knowledge of the industry in which the Company operates and the information contained in the Registration Statement. Based solely on such representations and warranties, such investigations and knowledge and such information and on information obtained by it by virtue of its status as a stockholder of the Company, and through its representatives who serve as members of the Company's board of directors, as the case may be, it has determined that the Shares it is acquiring are a suitable investment for it.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants as to the Company and its Subsidiaries to the Investor as follows:

5.1.    Organization, Power and Authority.  Each of the Company and each of its
        ---------------------------------
Subsidiaries that is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each of the Company's Subsidiaries that is a limited liability company or a limited partnership is a limited liability company or a limited partnership, as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction of formation and has the requisite limited liability company or a limited partnership, as the case may be, power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

(a) It has the requisite power, authority and/or legal capacity to execute, deliver and perform this Agreement and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder to which it is or will be a party.

(b) Each of the Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary other than any such jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect on it or materially adversely affect the Transactions.

(c) The execution and delivery of this Agreement and the consummation of the Transactions by it have been duly and validly authorized by its board of directors and no other proceedings which have not been taken are necessary to authorize this Agreement or to consummate the Transactions.

(d) This Agreement has been duly executed and delivered by it and constitutes the valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and may be subject to general principles of equity.

(e) As of the Closings, after giving effect to the Transactions, it is not in breach of any obligation under this Agreement.

5.2.    Consents; No Conflicts.  Neither the execution, delivery and performance
        ----------------------
of this Agreement nor the consummation of the Transactions will (a) conflict with, or result in a breach or violation of, any provision of its organizational documents; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or License, or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or

(c) require any Consent, other than under the HSR Act and the approval of its board of directors (which board approval has been obtained), except in each case where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not have a Material Adverse Effect on it or materially adversely affect the Transactions or the operation of its business after the Closing Date. To its knowledge, there is no fact relating to it or its Affiliates that would be reasonably expected to prevent it from consummating the Transactions or performing its obligations under this Agreement.

5.3.    Litigation.  There is no action, proceeding or investigation pending or,
        ----------
to its knowledge, threatened against it or any of its properties or assets that would have a Material Adverse Effect on its ability to consummate the Transactions to which it is a party or to fulfill its obligations under this Agreement, or to operate its business after the Closing Date, or which seeks to prevent or challenge the Transactions. There is no judgment, decree, injunction, rule or order outstanding against it which would limit in any material respect its ability to operate its business in the manner currently contemplated.

5.4.    Brokers.  It has not employed any broker, finder or investment banker or
        -------
incurred any liability for any brokerage fees, commissions or finder's fees in connection with the Transaction.

5.5.    Capitalization.  The Registration Statement sets forth the authorized
        --------------
capital stock of the Company as of the date hereof and as of the Closing Dates after giving effect to the IPO and the Transactions. Except as set forth in the Registration Statement, on the Closing Dates, after giving effect to the Transactions and the IPO, there will not be any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of Capital Stock of the Company.

5.6.    Shares.  The shares of  Class A Common Stock being issued to the
        ------
Investor hereunder, when issued and paid for pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, will be registered under the Securities Act of 1933, as amended, and approved for listing on the NASDAQ National Market System, and will be free of any Liens caused or created by the Company, except as set forth in the Stockholders' Agreement and the Restated Certificate; provided that Section 10.1(b) of the Stockholders' Agreement shall not be applicable to the Shares.

5.7.    Subsidiaries.  The Company owns directly or indirectly all of the
        ------------
outstanding shares of Capital Stock of each of its Subsidiaries, free and clear of any Liens, except Liens granted to the Lenders pursuant to the Credit Documents. Set forth in the Registration Statement is a complete list of its direct and indirect Subsidiaries indicating the jurisdictions in which such Subsidiary is organized or qualified to conduct business.

                                  ARTICLE VI

                                   COVENANTS

6.1.    Consummation of Transactions.  Each party shall use all commercially
        ----------------------------
reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out all of their respective obligations under this Agreement and to consummate the Transactions, which efforts shall include, without limitation, the following:

(a) The parties shall use all commercially reasonable efforts to cause the Closings to occur and the Transactions to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, to obtain all necessary Consents including the approval of this Agreement and the Transactions under the HSR Act and by all Governmental Authorities and agencies, and to make all filings with and to give all notices to third parties which may be necessary or reasonably required in order for the parties to consummate the Transactions.

(b) Each party shall furnish to the other parties all information concerning such party and its Affiliates reasonably required for inclusion in any application or filing to be made by the Company or any other party in connection with the Transactions.

(c) Upon the request of any other party, each party shall forthwith execute and deliver, or cause to be executed and delivered, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may reasonably be requested by such party in order to effectuate the purposes of this Agreement.

6.2.    Use of Proceeds.  The Company shall use the proceeds of the sale of the
        ---------------
Shares only for the purposes described in the Registration Statement.

                                  ARTICLE VII

                               CLOSING CONDITIONS

7.1.    Conditions to Obligations of All Parties.  The obligation of each of the
        ----------------------------------------
parties to consummate the Transactions contemplated to occur at each of the Closings shall be conditioned on the following, unless waived by each of the parties at or prior each such Closing:

(a) All Consents by any Governmental Authority required to permit the consummation of the Transactions, the failure to obtain or make which would be reasonably expected to have a Material Adverse Effect on the Company or Investor or to materially adversely affect the Transactions shall have been obtained or made. Without limiting generality of the foregoing, any applicable waiting period under the HSR Act shall have expired or been terminated.

(b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would (i) impose material limitations on the ability of any party to consummate the Transactions or prohibit such consummation, or (ii) impair in any material respect the operation of the Company.

(c) Each Stockholder (as such term is defined in the Stockholders' Agreement), other than the Investor, shall have delivered
(d) The Company shall have received any consent of the lenders named in the Credit Agreement (the "Lenders") that may be required pursuant to the terms
                       -------
of the Credit Agreement.

(e) The IPO, including with respect to the Over-Allotment in the case of a Closing for the Over-allotment Shares, shall have closed.

7.2.    Conditions to Obligations of the Company.  The obligation of the Company
        ----------------------------------------
to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to each of the Closings, of the following conditions by the Investor, unless waived by the Company at or prior to each such Closing:

(a) The representations and warranties of the Investor contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except for inaccuracies in respect of the representations and warranties set forth in Section 4.3, (disregarding any qualifications as to materiality contained therein) that in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect the Transactions.

(b) The Investor shall have performed in all material respects all agreements contained herein or required to be performed by it at or before the Closing.

(c) An officer of the Investor shall have delivered to the Company a certificate, dated the applicable Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above.

(d) All corporate and other proceedings of the Investor in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Company, and the Investor shall have delivered to the Company such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to the Company which the Company shall have reasonably requested in order to consummate the Transactions.

(e) The Investor shall have executed and delivered to the Underwriters any and all customary agreements requested by such underwriters restricting the resale of the Shares.

7.3.    Conditions to the Obligations of the Investor.  The obligation of the
        ---------------------------------------------
Investor to consummate the Transactions contemplated to occur at the Closing shall be further conditioned upon the satisfaction or fulfillment, at or prior to each of the Closings, of the following conditions, unless waived by it at or prior to each such Closing:

(a) The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct), in each case when made and at and as of the Closing (except for representations and warranties made as of a specified date, which shall be true and correct as of such date) with the same force and effect as though made at and as of such time, except for inaccuracies in respect of the representations and warranties set forth in
Section 5.3 (disregarding any qualifications as to materiality contained therein) that in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect the Transactions.

(b) The Company shall have performed in all material respects all agreements contained herein or required to be performed by it at or before the Closing.

(c) An officer of the Company shall have delivered to the Investor a certificate, dated the applicable Closing Date, certifying as to the fulfillment of the conditions set forth in paragraphs (a) and (b) above.

(d) The Investor shall have been furnished with an Opinion of Counsel to the Company dated the applicable Closing Date.

(e) All corporate and other proceedings of the Company in connection with the Transactions, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to the Investor, the Company shall have delivered to the Investor all such receipts, documents, instruments and certificates, in form and substance reasonably satisfactory to the Investor, which the Investor shall have reasonably requested in order to consummate the Transactions.



                                 ARTICLE VIII

                         SURVIVAL AND INDEMNIFICATION

8.1.    Survival.  The representations and warranties made in this Agreement
        --------
shall survive the Closings without regard to any investigation made by any of the parties hereto until the second anniversary of the last Closing and shall thereupon expire together with any right to indemnification in respect thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty and describing such claim in reasonable detail shall have been given prior to the expiration of the applicable survival period to the party which made such representation or warranty). The covenants and agreements contained herein to be performed or complied with prior to each Closing shall expire at such Closing. The covenants and agreements contained in this Agreement to be performed or complied with after the Closing shall survive the Closing; provided that the right to indemnification pursuant to this Article VIII in respect of a breach of a representation or warranty shall expire upon the application of the applicable survival period of the Closing (except to the extent written notice asserting a claim thereunder and describing such claim in reasonable detail shall have been given prior to such expiration to the party from whom such indemnification is sought). After each Closing, the sole and exclusive remedy of the parties for any breach or inaccuracy of any representation or warranty contained in this Agreement, or any other claim (whether or not alleging a breach of this Agreement) that arises out of the facts and circumstances constituting such breach or inaccuracy, shall be the indemnity provided in this Article VIII.

8.2.    Indemnification by the Investor.  The Investor shall indemnify and hold
        -------------------------------
harmless the Company and its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.2 Indemnified Party"), against all liabilities and expenses
 -----------------------------
(including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) (collectively, "Losses") incurred by him/her
                                                    ------
or it in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.2 Indemnified Party may be involved or with which he/she or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 8.2 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from (a) any representation or warranty of the Investor contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by such indemnifying party or any of its Affiliates in the performance of their respective obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such Section 8.2 Indemnified Party or its Affiliates.

8.3.    Indemnification by the Company.  The Company shall indemnify and hold
        ------------------------------
harmless the Investor and its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them (each, a "Section 8.3 Indemnified Party"), against all Losses incurred by him/her or it
 -----------------------------
in connection with the investigation, defense, or disposition of any action, suit or other proceeding in which any Section 8.3 Indemnified Party may be involved or with which he/she or it may be threatened (whether arising out of or relating to matters asserted by third parties against a Section 8.3 Indemnified Party or incurred or sustained by such party in the absence of a third-party claim), that arises out of or results from (a) any representation or warranty of the Company contained in this Agreement being untrue in any material respect as of the date on which it was made or (b) any material default by the Company or any of its Affiliates in the performance of their respective obligations under this Agreement, except to the extent (but only to the extent) any such Losses arise out of or result from the gross negligence or willful misconduct of such
Section 8.3 Indemnified Party or its Affiliates.

8.4.    Procedures.
        ----------

(a)   The terms of this Section 8.4 shall apply to any claim (a "Claim") for
                                                                 -----
indemnification under the terms of Sections 8.2 or 8.3. The Section 8.2 Indemnified Party or Section 8.3 Indemnified Party (each, an "Indemnified
                                                              -----------
Party"), as the case may be, shall give prompt written notice of such Claim
-----
to the indemnifying party (the "Indemnifying Party") under the applicable
                                ------------------
Section, which party may assume the defense thereof, provided that any delay or failure to so notify the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is materially prejudiced by reason of such delay or failure. The Indemnified Party shall have the right to approve any counsel selected by the Indemnifying Party and to approve the terms of any proposed settlement, such approval not to be unreasonably delayed or withheld (unless, in the case of approval of a proposed settlement, such settlement provides only, as to the Indemnified Party, the payment of money damages actually paid by the Indemnifying Party and a complete release of the Indemnified Party in respect of the claim in question). Notwithstanding any of the foregoing to the contrary, the provisions of this Article VIII shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Article VIII to the fullest extent permitted by law.

(b) In the event that the Indemnifying Party undertakes the defense of any Claim, the Indemnifying Party will keep the Indemnified Party advised as to all material developments in connection with such Claim, including, but not limited to, promptly furnishing the Indemnified Party with copies of all material documents filed or served in connection therewith.

(c) In the event that the Indemnifying Party fails to assume the defense of any Claim within ten business days after receiving written notice thereof, the Indemnified Party shall have the right, subject to the Indemnifying Party's right to assume the defense pursuant to the provisions of this Article VIII, to undertake the defense, compromise or settlement of such Claim for the account of the Indemnifying Party. Unless and until the Indemnified Party assumes the defense of any Claim, the Indemnifying Party shall advance to the Indemnified Party any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such action or proceeding. Each Indemnified Party shall agree in writing prior to any such advancement that, in the event he or it receives any such advance, such Indemnified Party shall reimburse the Indemnifying Party for such fees, costs and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this Article VIII.

(d) In no event shall an Indemnifying Party be required to pay in connection with any Claim for more than one firm of counsel (and local counsel) for each of the following groups of Indemnified Parties: (i) the Investor, its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them; and (ii) the Company, its Affiliates, directors, shareholders, officers, employees, agents and/or the legal representatives of any of them.

                                  ARTICLE IX

                                  TERMINATION

9.1.    Termination.  In addition to any other rights of termination set forth
        -----------
herein, this Agreement may be terminated, and the Transactions abandoned, without further obligation of any party (except as set forth herein), at any time prior to the first Closing Date:

(a)   by mutual written consent of the parties;

(b) by either party by written notice to the other parties, upon termination of the Underwriting Agreement prior to any closing thereunder; or

(c) by any party by written notice to the other parties, if the consummation of the Transactions shall be prohibited by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.

9.2.    Effect of Termination.  In the event of a termination of this Agreement,
        ---------------------
no party hereto shall have any liability or further obligation to any other party to this Agreement, except as set forth in paragraph (b) below, and except that nothing herein will relieve any party from liability for any breach by such party of this Agreement.

(a) In the event of a termination of this Agreement pursuant to Section 9.1, all provisions of this Agreement shall terminate, except Articles VIII and X.

(b) Whether or not a Closing for the Firm Shares occurs, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

10.1.    Amendment and Modification.  This Agreement may be amended, modified or
         --------------------------
supplemented only by written agreement of each of the parties.

10.2.    Waiver of Compliance; Consents.  Any failure of any of the parties to
         ------------------------------
comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirement for a waiver of compliance as set forth in this Section 10.2.

10.3.    Notices.  All notices or other communications hereunder shall be in
         -------
writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person against receipt, by facsimile transmission with confirmation of receipt, or by registered or certified mail (return receipt requested), postage prepaid, with an acknowledgment of receipt signed by the addressee or an authorized representative thereof, addressed as follows (or to such other address for a party as shall be specified by like notice; provided that notice of a change of address shall be effective only upon receipt thereof):

     If to the Investor, to:

     c/o AT&T Wireless Services, Inc.
     7277 164th Avenue N.E.
     Redmond, Washington  98052
     Attention: William H. Hague, Esq.

     Facsimile: (425) 580-8405

     With a copy to:

     Friedman Kaplan & Seiler LLP
     875 Third Avenue
     New York, New York  10019
     Attention: Gregg S. Lerner, Esq.
     Facsimile: (212) 833-1100

     If to the Company, to it:

     1010 N. Glebe Road, Suite 800
     Arlington, Virginia  22201
     Attn:  General Counsel
     Facsimile: (703) 236-1102

     With a copy to:

     McDermott, Will & Emery
     28 State Street
     Boston, MA  02109
     Attention:  Alicia M.V. Wyman, P.C.
     Facsimile:  (617) 535-3800

10.4.    Parties in Interest; Assignment.  This Agreement is binding upon and is
         -------------------------------
solely for the benefit of the parties hereto and their respective permitted successors, legal representatives and permitted assigns. Neither the Company nor the Investor may assign its rights and obligations hereunder without the prior written consent of each of the other parties; provided, that: (a) the Company shall have the right to assign its rights under this Agreement to the Lenders, as security pursuant to the terms of the Credit Documents, it being understood that as a result of any such assignment to the Lenders, the Lenders shall not assume any obligations of the Company hereunder.

10.5.    Applicable Law.  This Agreement shall be governed by and construed in
         --------------
accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof. The parties hereto hereby irrevocably and unconditionally consent to submit to the non-exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the County of New York, New York (the "New York Courts") for any litigation
                                       ---------------
arising out of or relating to this Agreement and the Transactions, waive any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

10.6.    Counterparts.  This Agreement may be executed in two or more
         ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.7.    Interpretation.  The article and section headings contained in this
         --------------
Agreement are for convenience of reference only, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

10.8.    Entire Agreement.  This Agreement, including the exhibits and schedules
         ----------------
hereto and thereto and the certificates and instruments delivered pursuant to the terms of this Agreement, embody the entire agreement and understanding of the parties hereto in respect of the Transactions. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such Transactions.

10.9.    Publicity.  So long as this Agreement is in effect, the parties agree
         ---------
to consult with each other in issuing any press release or otherwise making any public statement with respect to the Transactions, and no party shall issue any press release or make any such public statement prior to such consultation, except as may be required by Law. No press release or other public statement by the parties hereto shall disclose any of the financial terms of the Transactions without the prior consent of the other parties, except as may be required by Law. A breach of the provisions of this Section 10.9 by a party shall not give rise to any right to terminate this Agreement.

10.10.    Specific Performance.  The parties hereto agree that irreparable
          --------------------
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Courts.

10.11.    Remedies Cumulative.  All rights, powers and remedies provided under
          -------------------
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

10.12.    Severability.  Any provision of this Agreement that is prohibited or
          ------------
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant or any part of any covenant is invalid or unenforceable, such covenant shall be enforced to the extent permitted by such court, and all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

10.13.    Beneficiaries of Agreement.  The representations, warranties,
          --------------------------
covenants and agreements expressed in this Agreement are for the sole benefit of the other parties hereto and the Section 8.2 Indemnified Parties and Section 8.3 Indemnified Parties and are not intended to benefit, and may not be relied upon or enforced by, any other party as a third party beneficiary or otherwise.